Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aurora Oil & Gas Corporation of our report dated February 24, 2006 relating to the consolidated balance sheets of Cadence Resources Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2005.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
December 21, 2006